SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. _____)



Check the appropriate box:

|_|      Preliminary Information Statement
|_| Confidential, For Use of the Commission Only (as Permitted by Rule 14c-5(d)(2))
|X|      Definitive Information Statement


                         NOVA INTERNATIONAL FILMS, INC.
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                  (Name of Company as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)      Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction apply:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)      Proposed maximum aggregate value of transaction:
         $
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(5)      Total fee paid:
         $
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|_| Fee paid previously with preliminary materials:

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|_|      Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(2)      Form, schedule or registration statement no.:

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(3)      Filing party:

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(4)      Date filed:

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                         NOVA INTERNATIONAL FILMS, INC.

              Suite 805, One Pacific Place, 88 Queensway, Hong Kong

                              INFORMATION STATEMENT

                                  June 16, 2003



         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTION, DEFINED BELOW, HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

General

         This Information Statement is first being furnished on or about June 16, 2003 to Stockholders of record as of the close of business on April 30, 2003 (the "Record Date") of the common stock, $.00001 par value per share (the "Common Stock") of Nova International Films, Inc. ("Nova" or the "Company") in connection with the following (the "Actions"):

1. Amendment of the Certificate of Incorporation, as amended, changing the name of the Company to China Cable and Communication, Inc.

2. Amendment of the Certificate of Incorporation, as amended, increasing the number of authorized shares from 100,000,000 to 120,000,000. The additional shares will be designated as preferred stock (Preferred Stock).

3. Amendment of the Articles of Incorporation, as amended, to effect a ten(10) for one (1) reverse stock split of the Company's outstanding shares of Common Stock.]

         The Board of Directors has approved, and a majority of the Stockholders (the "Consenting Stockholders") representing not less than 48,835,776 shares or 81% of the 60,364,369 shares outstanding of the Common Stock as of the Record Date have consented in writing to the Actions. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding of Common Stock and are sufficient under the Delaware General Corporate Law and Nova's By-laws to approve the Actions. Accordingly, the Actions will not be submitted to the other Stockholders of Nova for a vote and this Information Statement is being furnished to Stockholders to provide them with certain information concerning the Actions in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including Regulation 14C.

         Nova will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing. Nova will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Nova's Common Stock.

         The principal executive office of Nova is located at 805, One Pacific Place, 88 Queensway, Hong Kong.


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

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                        TO CHANGE THE NAME OF THE COMPANY

         The Board of Directors has unanimously adopted and the Consenting Stockholders have approved an amendment to the Certificate of Incorporation, as amended, of Nova (the "Name Amendment") to change the name of the Company from "Nova International Films, Inc. " to "China Cable and Communication, Inc." The text of the Name Amendment is attached as Appendix A and is incorporated herein by reference.

         In the judgment of the Board of Directors, the change of Nova's corporate name is desirable in view of the change in the business of Nova as a result of the closing of the Share Exchange Agreement dated as of November 1, 2002, as amended by the Amended Share Exchange Agreement, (the "Exchange Agreement"), dated February 21, 2003 by and among the Registrant, Martin Rifkin, William Rifkin (the "Shareholders"), Sino Concept Enterprises, Limited, a corporation organized under the laws of the British Virgin Islands ("Sino"), Kingston Global Co. Limited, a corporation organized under the laws of the British Virgin Islands ("Kingston", and together with Sino, the "Sellers") and Solar Touch Limited, a corporation organized under the laws of the British Virgin Islands ("Solar Touch"). Pursuant to the Exchange Agreement, on February 28, 2003 (the "Closing Date"), the Registrant acquired (the "Acquisition") from Kingston all of the issued and outstanding equity interests of Solar Touch (the "Solar Touch Shares"). As consideration for the Solar Touch Shares, the
Registrant issued 49,567,002 shares of its common stock to the Sellers. In addition to the common stock issued to the Sellers, the Registrant issued 4,760,931 to the Seller's financial consultants. The consideration for the
Acquisition was determined through arm length negotiations between the management of the Registrant and the Sellers. As a result of the Acquisition, the Company continued the operations of Solar Touch.

         Solar Touch was incorporated in the British Virgin Islands on May 26, 1999. Solar Touch owns 49% of the issued and outstanding shares of capital stock on a fully diluted basis of Baoding Pascali Broadcasting Cable TV Integrated Information Networking Co., Ltd. (the "Joint Venture"). The Joint Venture is a sino-foreign joint venture established in the People's Republic of China (the "PRC"), between Solar Touch and Baoding Pascali Multimedia Transmission Networking Co., Ltd. ("Baoding Multimedia") which is a subsidiary of Baoding Pascali Group Co., Ltd., a Chinese state-owned enterprise.

         The Joint Venture was formed on July 23, 1999, when Baoding Multimedia and Solar Touch signed a joint venture contact (the "JV Contract") and the articles of association of the Joint Venture (the "JV articles"). The JV Contract and JV Articles provided that the total amount of investment of the Joint Venture was RMB122.425 million (or US$14.8 million); and that the registered capital was RMB70 million (or US$8.46 million). The JV Contract and JV Articles also provided that Baoding Multimedia's contribution to the Joint Venture was Baoding Multimedia's network and related facilities with a value of RMB21.7 million, plus intangible assets (including licenses, business goodwill) valued at RMB14 million which was equal to 51% of the registered capital of the Joint Venture and that Solar Touch's contribution was an investment of US$4.14 million (or RMB34.3 million) in cash which was equal to 49% of the registered capital. On July 28, 1999, the Management Commission of the Baoding Hi-Tech Industrial Development Area approved the JV Contract and JV Articles as well as the members of the board of directors of the Joint Venture. On August 5, 1999, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC for the Joint Venture was issued and on August 16, 1999, the Business Licence for the Joint Venture was issued for the operation of the Joint Venture.


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

         On February 23, 2000, Baoding Multimedia and Solar Touch signed another agreement to increase the Joint Venture's registered capital from RMB70 million to RMB100 million, provided, however, that the parties' respective percentage of equity interests in the Joint Venture shall remain the same. On February 24, 2000, the Management Commission of the Development Area approved the increase in the Joint Venture's registered capital from RMB70 million to RMB100 million. On September 6, 2000, a revised Business License to reflect the increase in the Joint Venture's registered capital was issued.

         The Joint Venture operates a cable TV network in the municipality of Baoding, near Beijing in the PRC. With over 190,000 subscribers in a market with a population of over 10 million, the Company strongly believes that the Joint Venture is at present the only sino-foreign joint venture company approved by the State Administration of Radio, Film and Television to be licensed as a cable TV network operator in the PRC. It is the first and only joint venture allowed the foreign investor to invest in and operate the cable TV network in the PRC.

         As of May 23, 2003, the Joint Venture offers thirty-nine (39) channels within the city limits and eight (8) channels to outer areas in the Baoding metropolitan area. The Joint Venture transmits in both analog and digital over its fiber optic network and through twenty-two (22) substations. In addition to its cable TV transmission service, the Joint Venture also offers Internet access. The Joint Venture expects that it will be able to offer value added services such as broadband Internet access, virtual private network and bulk data transmission services by the end of 2003. The Joint Venture currently generates revenue by charging a one-off installation fee ranging from RMB340 (approximately $41) to RMB600 (approximately $73) and a monthly subscription fee of RMB13 (approximately $1.60) to household customers and enterprises.

         Accordingly, the directors of the Company believe that the Name Amendment will result in the Company having a name that more accurately reflects its business and the focus of its operations.

         The Name Amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Delaware, which is expected to occur on or about July 15, 2003. Under federal securities, laws, Nova cannot file the certificate of amendment until at least 20 days after the mailing of this Information Statement.

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE
                                PREFERRED SHARES

         The Board of Directors has unanimously adopted and the Consenting Shareholders have approved an amendment to the Certificate of Incorporation, as amended, to increase the authorized capital from 100,000,000 to 120,000,000 (the "Authorized Share Amendment") of which 20,000,000 shares will be designated as Preferred Stock. The text of the Authorized Share Amendment is included in Appendix A hereto and is incorporated herein by reference.

Reasons for Share Amendment

         The Preferred Stock to be authorized is commonly referred to as "blank check" Preferred Stock. ("Blank Check Preferred") because the Preferred Stock would have such voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board of Directors may designate for each class or series issued from time to time. As such, the Preferred Stock would be available for issuance without further action by the Company's shareholders, except as may be required by applicable law or pursuant to the requirements the other exchange of quotation system upon which the Company's securities are then trading or quoted.


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

         The Board of Directors believes that the creation of a class of Preferred Stock is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of the Blank Check Preferred would permit the Board of Directors to issue such stock without shareholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Blank Check Preferred would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve a contemplated stock issuance.

         The authorization of the Blank Check Preferred would also afford the Company greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids. The issuance of Preferred Stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of the outstanding voting stock of the Company or otherwise effect a change of control. Shares of Preferred Stock may also be sold to third parties who indicate that they would support the Board in opposing a hostile takeover bid. The availability of Preferred Stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company and its shareholders. The proposed Blank Check Preferred amendment to the existing Articles of Incorporation is not intended to be an anti-takeover measure, and the Company is not aware of any present third party plans to gain control of the Company.

         The actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock cannot be stated until the Board determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the market price of the Common Stock, or impairing the liquidation rights of the Common Stock, without further action by the shareholders. Holders of the Common Stock will not have preemptive rights with respect to the Preferred Stock.

         Although the Company may consider issuing Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, the Company currently has no arrangements, understandings, agreements or commitments with respect to the issuance of the Blank Check Preferred, and the Company may never issue any Preferred Stock.

         The Share Amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Delaware, which will occur on or about July 3, 2003. Under federal securities, laws, Nova cannot file the certificate of amendment until at least 20 days after the mailing of this Information Statement.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

         The Board of Directors has unanimously adopted and the Consenting Shareholders have approved an amendment to the Certificate of Incorporation, as amended, of Nova (the "Stock Split Amendment") to effect a ten (10) for one (1) reverse split of our outstanding Common Stock. Under the proposal the number of shares of Common Stock issued and outstanding and the number of shares of Common Stock reserved for issuance on the exercise of options or warrants would each be reduced to one tenth of their present number while the number of shares of Common Stock which the Company is authorized to issue would remain unchanged. The text of the Stock Split Amendment is set forth in Appendix A and is incorporated herein by reference.

Reasons for the Proposed Amendment

         As of May 31, 2003, the Company had 65,114,933 shares of Common Stock issued and outstanding. There are no outstanding options and warrants that have not yet been exercised. In addition, the Company has recently approved the 2003 stock compensation plan and approximately 10,000,000 shares of Common Stock are reserved for issuance under such compensation plan. Accordingly, the Company requires additional authorized shares of Common Stock to meet its current and reasonably anticipated commitments.

         Because of the number of issued and outstanding shares of Common Stock and present reservations, the Company currently has an insufficient number of authorized shares of Common Stock available for issuance to raise funds through the sale of Common Stock or to attract qualified employees through the issuance of Common Stock. Furthermore it is limited in its ability to initiate or consummate any transaction involving the issuance of Common Stock (or securities exercisable for or convertible into Common Stock), public or private by the limited number of shares of Common Stock remaining available for any such transactions.

         There can be no assurance that the reverse stock split will not adversely impact the market price of the Common Stock, that the marketability of the Common Stock will improve as a result of approval of the reverse stock split or that the approval of the reverse stock split will otherwise have any of the effects described herein. Further, there can be no assurance that any future transactions or offerings of the Company's securities, public or private, will be consummated.

         The Stock Split Amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Delaware, which will occur on or about July 15, 2003. Under federal securities laws, Nova cannot file the certificate of amendment until at least 20 days after the mailing of this Information Statement.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Persons Entitled to Notice

         The Record Date for the determination of the Stockholders entitled to notice of and to consent to the Actions has been fixed as of the close of business on April 30, 2003. As of April 30, 2003, there were outstanding 60,364,369 shares of Common Stock. The Actions has been duly approved by the Consenting Stockholders holding a majority of the outstanding Common Stock. Approval or consent of the remaining Stockholders is not required and is not being solicited hereby or by any other means.

         The Delaware General Corporate Law does not provide for dissenters' rights in connection with the adoption of the Actions.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information (after giving effect to the issuance of the securities at the Closing, the percentage ownership is based on 60,364,369 shares outstanding with respect to the beneficial ownership of the outstanding shares of common stock by the Registrant's directors, executive officers and each person known to the Registrant who owns in excess of 5% of the outstanding shares of common stock and the directors and executive officers of the Registrant as a group. Each person listed below has personal and sole beneficial ownership of the shares of common stock listed with their name:


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

                                           Total Number
                 Name/Title                  of Shares      Percentage Ownership

Raymond Ying-Wai Kwan, CEO and Director         --                  --
Yau-Sing Tang, Chairman and CFO                 --                  --
Jun-Tang Zhao, Director                         --                  --
George Raney, Director                          --                  --
All Directors and Executive Officers            --                  --
(4 persons)
Kingston Global Co., Ltd. *
22/F Morrison Commercial
Building, 31 Morrison Hill Road
Wanchai, Hong Kong                          48,835,776              81%


----------------------------

* Kingston is a company organized under the laws of the British Virgin Islands and is a wholly owned subsidiary of China Convergent Corporation Limited, a Bermuda corporation which shares are listed on the Australian Stock Exchange Limited. The majority owner of China Convergent is Best Fortune Capital Limited, a corporation organized under the laws of the British Virgin Islands and beneficially and wholly owned by Mr. Da-Xiang Zhang, a Chinese merchant.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Raymond Ying-Wai Kwan
                                              ----------------------------------
                                              Name:  Raymond Ying-Wai Kwan
                                              Title:  Chief Executive Officer


















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

                                                                      APPENDIX A


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         NOVA FILMS INTERNATIONAL, INC.
                             a Delaware Corporation

         The undersigned certifies that:

         1. He is the Chief Executive Officer of Nova Films International, Inc.

         2. The First Article of the Certificate of Incorporation of this corporation is amended to read as follows:

         "The name of this corporation shall be: China Cable and Communication, Inc."

         3. The Fourth Article of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         "The total number of shares of stock which the corporation is authorized to issue is One Hundred and Twenty Million (120,000,000) shares of which 20,000,000 shall be designated as preferred stock.

         The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, preference, privileges and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         Further, upon amendment of this Fourth Article, each issued and outstanding share of common stock is split and converted into 6,511,436 shares by virtue of a ten (10) for one (1) reverse stock split."

         4. The foregoing amendments of Certificate of Incorporation has been duly approved by the board of directors and a majority of the Stockholders of this corporation and pursuant to Section 242 of the Delaware General Corporation Law.





















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

         I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

         DATE:  July 3, 2003




                                                 /s/ Raymond Ying-Wai Kwan
                                                 -------------------------------
                                                 Name: Raymond Ying-Wai Kwan
                                                 Title:  Chief Executive Officer



























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